United Realty Trust POS AM

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Post -Effective Amendment 5 to the Registration Statement on Form S-11 (No. 333-178651), and in the related Prospectus, of United Realty Trust Incorporated of our report dated July 28, 2014, relating to our audit of the Statement of Revenues and Expenses of United 945 82nd Parkway LLC for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts“ in such prospectus.

/s/ PKF O’Connor Davies

A division of O’Connor Davies, LLP

New York, New York

October 1, 2014